Smart-tek Solutions, Inc. To Introduce its RTAC-PM System to Thailand

CORTE MADERA, Calif., June 21, 2006 - Smart-tek Solutions, Inc. (OTCBB: STTK) and its subsidiary, Smart-tek Communications, Inc. announced today that it is in initial stages to introduce its RTAC-PM poultry monitoring and containment system to officials in Thailand.

“During my recent visit to South-East Asia, I was introduced to an organization that would be interested in helping us market our RFID Poultry Monitoring system in Thailand” said Perry Law, President of Smart-tek Communications, Inc.  “Thailand has been greatly affected by the deadly H5N1 virus having reported 22 human cases of the disease, of which 14 were fatal.   According to some reports,  Thailand has been victimized by 2 “waves” of the H5N1 virus.  We believe our system can be a valuable tool as part of their preventative strategy to help contain and monitor the movement of poultry to help prevent the spread of the deadly disease should they be victims of another bird flu outbreak”.

Initial discussions have taken place to sign a licensee agreement with an agent to help market the Smart-tek avian flu containment solution in Thailand, similar to the arrangement currently in place in the Peoples Republic of China, Singapore, Hong Kong and Romania.

“It is important for us to find an agent capable of introducing us and our system to the proper level of government officials” said Law.  “We have identified a candidate that we feel is fully capable of providing us with such services”.

The system, “RTAC-PM,” was designed for the livestock industry and is targeted specifically for the poultry industry with user defined alerts that may assist governmental agencies to monitor poultry movement. The RTAC-PM system incorporates leading edge technology and is customized around customers’ requirements with the flexibility to adapt to various types of OEM products.

“We believe the potential for application of the RTAC-PM system is tremendous in Thailand and it represents a great opportunity for Smart-tek to demonstrate the versatility of its RTAC-PM system and continue with our strategy of introducing our solutions to the European and Asian countries who are, or have already been, affected by this deadly and economically devastating virus,” said Law.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector and poultry monitoring with its RTAC-PM bird flu containment system, providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communication (“SCI”) is a market leader in providing surveillance technology solutions for the monitoring and containment of the H5N1 virus with the recent introduction of its RTAC-PM system.  This scaleable system has been designed to help countries contain the deadly avian flu virus currently threatening the world.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

More information on Smart-tek Solutions’ RTAC-PM bird flu containment system can be found at www.smart-teksolutions.com/rfid.html.

More information on Smart-tek Solutions can be found at www.smart-teksolutions.com.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended March 31, 2006 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711